Exhibit 10.4

TECHNOLOGY LICENSE AGREEMENT

THIS LICENSE AGREEMENT is made as of the 21st day of August, 2009 by and between SecureCare Technologies, INC., a Nevada corporation, with offices at 1617 West 6th Street, Suite C, Austin, TX 78703 (hereinafter, “SECURECARE” or “Licensor”), and SecureCare Technologies UK Limited, a United Kingdom corporation having a principal place of business at c/o 2C The Courtyard, Main Cross Road, Great Yarmouth, Norfolk, NR30 3NZ, United Kingdom (hereinafter, “NEWCO” or” Licensee”). SECURECARE and NEWCO may be referred to as a “Party” or, collectively, as “Parties.”

          RECITALS

          WHEREAS SECURECARE is engaged in the development of methods for secure transmission of client data presently used primarily in the medical industry but with potential application in other industries all as set forth on Schedule A hereto (the “SECURECARE Technology”);

          WHEREAS NEWCO wishes to obtain a license under the SECURECARE Technology to undertake development of products and services utilizing the SECURECARE Technology in all of the world excluding the Reserved Territory; and

          WHEREAS SECURECARE is willing to grant such a license under the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and INTENDING TO BE LEGALLY BOUND HEREBY, the Parties agree as follows:

          ARTICLE I

          DEFINITIONS

          1.1 The following terms, as used herein, shall have the following meanings:

          “Affiliate” means, when used with reference to a Party, any person directly or indirectly Controlling, Controlled by or under common Control with a Party.

          “Bankruptcy Event” means the person in question becomes insolvent, or voluntary or involuntary proceedings by or against such person are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such person, or proceedings are instituted by or against such person for corporate reorganization or the dissolution of such person, which proceedings, if involuntary, shall not have been dismissed within one hundred eighty days after the date or filing, or such person makes an assignment for the benefit of creditors, or substantially all of the assets of such person are seized or attached and not released within one hundred eighty days thereafter.

          “SECURECARE Know-How” shall mean any and all present and future information and any materials, including, without limitation, processes procedures and applications, techniques, software, equipment designs, know-how, patents, design rights, trade marks, copyrights, database rights, and trade secrets, patentable or otherwise, tangible or intangible and all other rights in the nature of intellectual property rights (whether registered or unregistered) and all applications for the same, anywhere in the world, that are owned or controlled by Licensor that relate to secure data transmission, storage or the Product.

          “SECURECARE Technology” means the Product, SECURECARE Know-How and any hereafter developed Improvements thereto.

          “Calendar Quarter” means each three-month period, or any portion thereof, beginning on January 1, April 1, July 1 and October 1.

          “Confidential Information” means (i) SECURECARE Technology, (ii) any other information or material in tangible form that is confidential or proprietary to the furnishing Party at the time it is delivered to the receiving Party, (iii) proprietary information of the furnishing party, (iv) information that is furnished orally if the furnishing party identifies such information as confidential or proprietary when it is disclosed, and (v) patent applications not yet in the public domain.

          “Control”, “Controlling,” and “Controlled by” mean the direct or indirect ownership of or beneficial interest in over 50% of the outstanding voting securities of an entity, or the right to receive over 50% of the profits or earnings of a person, or the right to control the policy decisions of a person.

          “Disposal” the sale or transfer of shares (or the right to exercise the votes attaching to shares) (with a series of related sales or transfers being treated as a single sale or transfer) which in consequence of the sale or transfer entitles the transferee (alone or in conjunction with persons acting in concert with it as defined by the City Code on Takeovers and Mergers) to a controlling interest in the total voting rights conferred by all Shares in the capital of the Company for the time being in issue; or the sale or transfer (with a series of related sales or transfers being treated as a single sale or transfer) of the whole or substantially the whole of the business, assets and undertaking of the business which is for the time being carried on by the Company to a person which is not connected with the Company.

          “Disposal Proceeds” the total consideration (in cash or otherwise) offered or paid or payable in respect of a Disposal plus any other consideration (in cash or otherwise) received or receivable by any Shareholder, which, having regard to the substance of the Disposal as a whole, can be reasonably regarded as additional to the total price paid or payable in respect of the Disposal less any fees, costs, expenses or liability to taxation which the Licensee may pay, suffer or incur and which arise out of or in connection with the Disposal.

          “Escrow Agreement” the escrow agreement in the form agreed between the parties to be entered into between SECURECARE and the nominated agent, and shall also include, without limitation, any variation, amendment, deletion or substitution thereto, and any item expressly incorporated by reference therein.

          “Improvement” shall mean all additions, improvements, modifications or adaptations to any part of the SECURECARE Technology whether patentable or not, coming into existence during the term of this License Agreement which may take the form of, without limitation, new or improved interfaces or data structures intended to comply with new regulations.

          “Net Sales Value” the invoiced Sales price of the Products (after deduction of normal trade discounts actually granted; any rebates; discounts or credits actually given by the Licensee for returned or defective goods; any costs of packing, insurance, carriage, freight, export/import duties and value added tax or any other applicable sales tax or government levies) or such other price which is deemed to be the Net Sales Value pursuant to Section 3.2.

          “Person” or “Persons” means any corporation, partnership, joint venture or natural person.

          “Product” the computer programmes listed in Schedule A and all user documentation in respect of such programmes and any Improvements made to the Product and such further products as may be added by agreement.

          “Quarter” the period of 3 months commencing on the date of this License Agreement and each consecutive period of 3 months thereafter, or any shorter period commencing on a day immediately following the end of a Quarter and ending on the termination of this License Agreement, and “Quarterly” shall be construed accordingly.

          “Relevant Event” an event or occurrence of which shall entitle NEWCO to apply to the nominated escrow agent for release of the source codes and any other information, documentation or materials held pursuant to the Escrow Agreement.

          “Reserved Territory” shall mean all of the countries and territories of North America (inclusive of Canada) and South America.

          “Royalty Year” each period of 12 months ending on the anniversary of the date on which the Licensor received payment in full of the consideration set out in Section 3.1.1.

          “Sale” or any variation thereof means the sale, assignment, lease or other disposition of a Product by Licensee to a non-Affiliate. A Product shall be deemed to have been sold for purposes of calculating royalties under Article III hereof upon the first to occur of the following: (i) the transfer of title in the Product from Licensee to a non-Affiliate; or (ii) shipment of the Product from the manufacturing facilities of Licensee to a non-Affiliate.

          “Shareholder” any registered holders of shares in the Company at the relevant time.

          “Shares” shares in the capital of the Licensee.

          “Territory” shall mean all countries and territories of the world except the Reserved Territory.

          “Use Patents” shall mean any patent granted in the Territory for the use of the Product.

          ARTICLE II

          GRANT OF LICENSE

          2.1 Grant of License. Subject to the terms and conditions contained in this License Agreement, and subject to the Licensor receiving payment in full of the amount of consideration set out in Section 3.1.1, the Licensor hereby grants to Licensee a sole and exclusive, worldwide (except in the Reserved Territory), license of the SECURECARE Technology with the right to sublicense, to make, have made, use, develop, maintain, market and sell Products in the Territory pursuant to the terms and conditions of this License Agreement.

          2.2 Disclosure of SECURECARE Know-How. Promptly following the Effective Date SECURECARE shall make available to Licensee any and all SECURECARE Know How.

          2.3 The Licensor shall promptly issue the Licensee with any Improvements without any cost to the Licensee.

          ARTICLE III

          PAYMENTS IN CONSIDERATION FOR LICENSE

          3.1 Payments. In consideration for the license rights granted hereunder, Licensee shall:

          3.1.1 pay the Licensor fees in the sum of $100,000 (“License Fee”). The License Fee shall be payable in 5 equal installments and payment shall be made monthly in advance on or before the first day of the month in question. The Licensee may prepay part or all of the License Fee without any premium or penalty.

          3.1.2 during the continuance of this License pay to the Licensor a royalty of 5% of the Net Sales Value of all Products supplied by the Licensee for money or money’s worth in each Royalty Year.

          3.3 Payments due under Section 3.1.2 shall be made within 60 days of the end of each Quarter in respect of royalties accruing on Products invoiced in that Quarter.

          3.4 The Licensee shall submit to the Licensor within 60 days of the end of each Quarter a statement indicating the Net Sales Value of the Products during that period.

          3.5 Within 90 days of the end of each Royalty Year, the Licensee shall deliver to the Licensor a written statement certified by its accountants (“Accountants’ Certificate”) of the aggregate Net Sales Value of the Products sold or otherwise disposed of by the Licensee in that year and the payment due for that Royalty Year under Section 3.1.2. In the event that the Accountants’ Certificate shows that the payments made for the Royalty Year covered by the Auditors’ Certificate are less than the payment due for that year under Section 3.1.2, the Licensee shall pay the Licensor, within 30 days of delivery of the Accountants’ Certificate, an amount equivalent to the difference between the amount paid and the payment due.

          3.6 The Licensee shall keep separate records of all sales of the Products to enable the Licensor to check the accuracy of the information due from the Licensee. After giving written notice of 10 clear days, the Licensor, or any other person authorised by the Licensor, may inspect the Licensee’s records during normal business hours and take away copies in order to verify the information provided by the Licensee.

          3.7 After given written notice of 10 clear days, the Licensee, or any other person authorised by the Licensee, may inspect the Licensor’s records during normal business and take away copies in order to verify the records.

          3.8 If at any time following the date of this License a Disposal occurs, the Licensee shall by way of further consideration for the license granted hereunder make (or procure the making of) an additional payment (“Additional Consideration”) to the Licensor, such payment to be equal to 5% of the Disposal Proceeds received or at any time receivable from such Disposal.

          3.9 The Additional Consideration shall (to the extent that the Disposal Proceeds are payable in cash) be paid in cash and shall (to the extent that the Disposal Proceeds are paid otherwise than in cash) be satisfied, within 3 business days of completion of the Disposal.

          3.10 For the purpose of Section 3.7 and 3.8, if the whole or substantially the whole of the business, assets and undertaking of the business which is for the time being carried on by the Company, or a Controlling Interest in the Company, is transferred to an Affiliate, and that Affiliate subsequently ceases to be connected (within the meaning of section 839 of ICTA 1988) with the Purchaser, or that entity transfers the whole or substantially the whole of the business, assets and undertaking of such business to an entity which is not connected with the Licensee, then the circumstances under which it ceases to be so connected shall also be deemed to constitute a Disposal, provided always that any public offering of a Controlling interest on the Alternative Investment Market of the London Stock Exchange shall not be deemed to constitute a Disposal.

          ARTICLE IV

          CERTAIN OBLIGATIONS OF LICENSEE

          4.1 Government Approvals. Licensee will be responsible for obtaining, at its cost and expense, all governmental approvals required for marketing and sale of Products in the Territory.

          4.2 Licensee Efforts.

          (a) Licensee shall use its reasonable best efforts to develop for commercial sale and to market Products in the Territory, and to continue to market Products as long as commercially viable, all in a manner consistent with sound and reasonable business practices.

          (b) Licensee shall notify Licensor within ten (10) days after the first commercial sale of a Product and of any formal written notice from the FDA or other equivalent regulatory authority (“Regulator”) in any nation within the Territory.

          4.3 During the continuance of this License the Licensor shall have the right to appoint and maintain in office one natural person as the Licensor may from time to time direct as a director on the board of the Licensee (and as a member of any committee of the board of the Licensee) and to remove any director so appointed and, upon his removal whether by the Licensor or otherwise, to appoint another person to act as a director in his place.

          ARTICLE V

          WARRANTIES AND REPRESENTATIONS

          5.1 Mutual Representations. Each of the Parties hereto represents, warrants and covenants:

          (i) It is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation.

          (ii) The execution, delivery and performance of this License Agreement by such Party has been duly authorized by all requisite corporate action.

          (iii) It has the power and authority to execute and deliver this License Agreement and perform its obligations hereunder.

          (iv) The execution, delivery and performance by such Party of this License Agreement does not and will not conflict with or result in breach of the terms and provisions of any other agreement or constitute a default under (a) a loan agreement, guaranty, financing agreement, affecting a product or other agreement or instrument binding or affecting it or its property; (b) the provisions of its charter or operative documents or bylaws; or (c) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound.

          (v) The execution, delivery and performance of this License Agreement by such Party does not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or regulatory authority in the Territory and the execution, delivery and performance of this License Agreement does not violate any law, rule or regulation applicable to such Party.

          (vi) This License Agreement has been duly authorized, executed and delivered and constitutes such Party’s legal, valid, and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to the availability of particular remedies under general equity principles.

          (vii) It shall comply in all material respects with all applicable laws and regulations relating to its activities under this License Agreement.

5.2 SECURECARE Warranties. SECURECARE represents and warrants that: (a) SECURECARE is the sole owner of all right, title and interest in and to the SECURECARE Technology; and (b) SECURECARE has not received any written notice that the SECURECARE Technology infringes the proprietary rights of any third-party nor is the Licensor in any other way aware of any infringement of third-party proprietary rights; (d) there are no claims, judgments or settlements against or owed by SECURECARE, or pending or threatened claims, or litigation, relating to SECURECARE Technology; (e) it has the right to enter into this License Agreement and to grant to the NEWCO the license of the SECURECARE Technology as contemplated by this License Agreement; (f) the Product will conform in all material respects with Schedule A and be free from defects; (g) the Product and the media on which the Product is delivered will be free from viruses and other malicious code and free from defects. Notwithstanding the foregoing, SECURECARE advises NEWCO that a former officer of SECURECARE was listed as an inventor on a provisional patent application for the printer driver digital signature system and method filed by SECURECARE in May 2009. SECURECARE believes the inclusion of this officer as an inventor was an error and will correct such error when filing the utility patent application. However, no assurance can be given that the former officer might not challenge the utility patent application by SECURECARE and seek to claim partial ownership of the invention.

5.3 The Warranties and representations in Section 5.1 shall apply to any Improvement made to the Product as though references to the date of this License Agreement were references to the date on which such Improvement was made.

5.4 If NEWCO notifies SECURECARE of any defect or fault in the Product in consequence of which it fails to comply with any of the Warranties in Section 5.1, then SECURECARE shall, at NEWCO’s option, promptly repair or replace the Product.

5.5 SECURECARE shall promptly issue NEWCO with any Improvements without cost to NEWCO.

          ARTICLE VI

          INDEMNIFICATION

          6.1 Indemnification by SECURECARE. SECURECARE will indemnify and hold NEWCO, its directors, officers, employees and agents harmless against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees) resulting from any third-party claims made or suits brought against NEWCO which arise from an act or failure to act by SECURECARE or SECURECARE’s breach of its representations, warranties or agreements contained herein.

          6.2 Limitations on Indemnification Obligations. SECURECARE AND NEWCO EACH AGREE THAT IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM A DEFAULT OR BREACH OF THIS LICENSE AGREEMENT.

          6.3 Procedures. The indemnified Party shall notify the indemnifying Party of any claim or action giving rise to a liability within fifteen (15) days after receipt of knowledge of the claim. If notice is not given within fifteen (15) days, the indemnifying Party shall maintain its obligation to indemnify unless such failure to timely notify has a material, adverse effect on the outcome of the claim. The indemnifying Party shall control the defense or settlement of the claim. However, the indemnifying Party shall not settle or compromise any such claim or action in a manner that imposes any restrictions or obligations on the indemnified Party without the indemnified Party’s written consent. The indemnified Party shall cooperate reasonably, assist and give all necessary authority and reasonably required information.

          6.4 The total liability of the parties, whether in contract, tort (including negligence) or otherwise and whether in connection with this License Agreement (other than under Article II, Section 5.2, Section 6.1 and Article XIII) or any collateral contract, shall in no circumstances exceed a sum equal to $250,000.

          6.5 The exclusions in Section 6.2 shall apply to the fullest extent permissible at law, but the parties do not exclude liability for death or personal injury caused by the negligence of the parties, their officers, employees, contractors or agents; for fraud or fraudulent misrepresentation; or for any other liability which may not be excluded by law.

          ARTICLE VII

          INTELLECTUAL PROPERTY

          7.1 The Licensee acknowledges the Licensor’s ownership and proprietary rights in the SECURECARE Know-How and agrees and acknowledges that it shall not obtain any rights in the SECURECARE Know-How, except as expressly granted to it under this License Agreement.

          7.2 Each party shall immediately disclose to the other in confidence, and in such detail as the other may reasonably require, all Improvements that it may develop or acquire during the term of this License Agreement.

          7.3 Any Improvement disclosed by one party to the other party under Section 7.2 shall, from the date of disclosure, be deemed to be part of the Confidential Information for the purposes of this License Agreement.

          7.4 The Licensor shall have a non-exclusive, perpetual, royalty-free license in the Reserved Territory to use and exploit all Improvements disclosed to it by the Licensee under Section 7.2 with the right to grant sub-licenses.

          7.5 The Licensee shall have an exclusive, perpetual, irrevocable, worldwide, royalty-free license in the Territory to use and exploit and sell all Improvements disclosed to it by the Licensor under Section 7.2 with the right to grant sub-licenses.

          7.6 Subject to Section 7.3, Section 7.4 and Section 7.5 Improvements shall remain the exclusive property of the party that devises, develops or acquires them. Improvements arising from work carried out jointly shall belong to the parties equally unless they agree otherwise. Each party shall, subject to Section 7.2, enjoy free discretion to exploit jointly-owned Improvements, including the right to grant sub-licenses, provided that, prior to granting any sub-license, the grantor notifies the other party to this License Agreement of the proposed grant and notifies the proposed licensee of the other party’s interest in the right to be licensed.

          7.7 Safeguards. In order to safeguard the investment in these business critical assets, all of SECURECARE’s Technology will be held by the parties within the Escrow Agreement with a suitable provider to be mutually agreed to by the parties. SECURECARE undertakes to maintain the Escrow Agreement for the duration of this License Agreement. A trusted, third party escrow provider will be utilized to safeguard the valuable technology assets - software source code, object code and data - in secure, access-protected escrow accounts. Acting in this intermediary role, a good escrow provider helps document and maintain intellectual property integrity. Software escrow will be designed and intended to minimize any risk and increase control for all parties involved in a software license agreement. The Parties will safeguard software assets including:

•	any of those listed in Schedule A

•	software (including software source and object code and all technical information and documentation required to enable NEWCO to modify and operate the Product and any Improvements)

•	proprietary information and databases

•	plans, formulas, and designs that define products and services

•	embedded software, including off-shore and outsourced

All the assets are to be updated on a periodic basis (no more than monthly) in line with new partner installations, upgrades, bug fixes and other changes.

7.8 Upon being requested to do so by the Licensee the Licensor undertakes to promptly execute any escrow agreements (in a form satisfactory to the Licensor) with the Licensee and any of its customers from time to time.

7.9 The parties agree that a material breach of SECURECARE of any of the terms of the License shall constitute a Release Event under the terms of the Escrow Agreement.

7.10 SECURECARE undertakes to defend NEWCO from and against any claim or action that the possession, use, development, modification or maintenance of the SECURECARE Technology (or any part thereof) infringes the intellectual property rights of a third party (“Infringement Claim”) and shall fully indemnify and hold harmless NEWCO from and against any losses, damages, costs (including all legal fees) and expenses incurred by or awarded against NEWCO as a result of or in connection with any such Infringement Claim.

          ARTICLE VIII

          INFRINGEMENT

          8.1 Prosecution of Patents.

          (a) SECURECARE shall be solely responsible for preparing, prosecuting and maintaining the intellectual property rights in SECURECARE Technology within the Territory and within the Reserved Territory.

          (b) NEWCO shall cooperate with the SECURECARE to execute all required papers and instruments and to make all required oaths and declarations as may be necessary in the preparation and prosecution of all such actions taken with respect to this Section 8.1.

          8.2 If any Party becomes aware of any act of Infringement within such Party’s Territory or Reserved Territory it shall forthwith notify the other Party of such Infringement and advise the other Party of such actions as it has taken or will take to halt such Infringement.

          8.3 If any Party becomes aware of any act of Infringement within the other Party’s Territory it will promptly notify the Party whose Territory is the location of such Infringement.

          8.4 Trademarks. Licensee shall have the right, in its sole discretion and at its own expense, to select and register such trademarks as it wishes to employ in connection with the sale of the Products throughout the Territory and Licensee shall have legal and equitable ownership of the entire right, title and interest in and to the trademarks Licensee elects to register.

          8.5 Infringement of SECURECARE Technology. If either Party has knowledge of any infringement of SECURECARE Technology, the Party having such knowledge shall promptly inform the other of such infringement. The Parties shall thereafter discuss what action should be taken, including whether any legal proceeding should be instituted. If the Parties mutually agree on the course of action to be taken in respect of any such infringement, they shall jointly select counsel and equally share any expenses. Any settlement or recovery shall be shared equally by the Parties. If either party determines to take action, but the other Party does not desire to do so, the first Party may take action at its own expense and through counsel of its own choice, and any settlement or recovery shall in such case belong solely to the Party taking action.

          8.6 If one party institutes and carries on a legal proceeding to enforce a SECURECARE Technology against an alleged infringing party, the other Party shall fully cooperate with and supply all assistance reasonably requested by the Party instituting and carrying or such proceeding.

          ARTICLE IX

          CONFIDENTIALITY

          9.1 Confidentiality

          (a) Licensee and Licensor shall, during the term of this License Agreement and thereafter, maintain in confidence all, and shall not use for its own purpose and shall not disclose to any third-party the Confidential Information, without the prior written consent of the other Party except that the Confidential Information which may become known to such party from the other party and which relates to the other party unless:

          (i) information is known to the other Party or independently developed by the other Party at the time of disclosure; or

          (ii) information that becomes patented, published or otherwise part of the public domain as a result of acts by a Party or a third person obtaining such information lawfully as a matter of right other than by breach of the License; or

          (iii) information that subsequently comes lawfully into the possession of such party from a third party; or

          (iv) information that is required by any law, rule, regulation, order, decision, decree, or subpoena or other judicial, administrative or legal process to be disclosed, provided, however that each Party, as applicable, gives the other prompt written notice of such request/order to permit the other party to seek a protective order or other similar order with respect to such Confidential Information.

          (b) Each Party will take all reasonable steps to protect the Confidential Information of the other Party with the same degree of care it uses to protect its own confidential proprietary information. Without limiting the foregoing, each party shall ensure that all of its employees having access to the Confidential Information of the other Party are obligated in writing to keep such information confidential to the same extent as is required of each Party under this Section 9.1.

          9.2 Injunctive Relief. Because damages at law may be an inadequate remedy for breach of any of the covenants, promises and agreements contained in Section 9.1 hereof, both the Licensor and Licensee shall be entitled to injunctive relief in any state or federal court located within the State of Texas, including specific performance or an order enjoining the breaching Party from any threatened or actual breach of such covenants, promises or agreements. Each of the Licensee and the Licensor hereby waives any objection it may have to the personal jurisdiction or venue of any such court with respect to any such action. The rights set forth in this Section 9.2 shall be in addition to any other rights which the Licensor and Licensee may have at law or in equity.

          9.3 This Article IX shall survive the expiration or termination of this License Agreement.

          ARTICLE X

          TERM AND TERMINATION

          10.1 Term. This License Agreement and the licenses granted herein shall commence on the Effective Date and shall continue in effect in perpetuity subject to earlier termination under Section 10.2 hereof.

          10.2 Termination by the Licensor or Licensee.

          (a) Upon the occurrence of any of the events set forth below (“Events of Default”), the Licensor shall have the right to terminate this License Agreement by giving written notice of termination, such termination effective with the giving of such notice:

          (i) breach by the Licensee of any material representation or warranty set forth in this License Agreement that is continuing sixty (60) calendar days after Licensor gives written notice of such breach;

          (ii) in the event that Licensee becomes subject to a Bankruptcy Event; or

          (iii) the dissolution or cessation of operations by Licensee

          (b) Upon the occurrence of any of the events set forth below (“Events of Default”), Licensee shall have the right to terminate this License Agreement by giving written notice of termination, such termination effective with the giving of such notice:

          (i) breach by Licensor of any covenant or any material representation or warranty contained in this License Agreement that is continuing thirty (30) calendar days after Licensee gives written notice of such breach; or

          (ii) Licensor becomes subject to a Bankruptcy Event.

          (c) No exercise by the Licensor or Licensee of any right of termination shall constitute a waiver of any right of the Licensor or Licensee for recovery of any monies then due to it hereunder or any other right or remedy the Licensor or Licensee may have at law or under this License Agreement.

          (d) Notwithstanding article 10.2(a), termination of this License Agreement shall be without prejudice to and shall not terminate any sub-licenses already granted by NEWCO, and SECURECARE undertakes for the benefit of NEWCO to honour and maintain any sub-licenses granted by NEWCO as if SECURECARE was an original party to the sub-license in place of NEWCO.

          ARTICLE XI

          FORCE MAJEURE

          11.1 Either Party shall be relieved of its obligations under this License Agreement to the extent that fulfillment of such obligations shall be prevented by strikes, embargoes, riots, fires, floods, war, hurricanes, windstorms, acts or defaults of common carriers, governmental laws, acts or regulations, shortages of materials or any other occurrence, whether or not similar to the foregoing, beyond the reasonable control of the Party affected thereby.

          11.2 If either Party is prevented from fulfilling its obligations under this License Agreement by reason of a circumstance covered by this Article 11, the Party unable to fulfill its obligations shall, upon the occurrence of any such circumstances, promptly notify the other Party upon the cessation of such circumstance and of the likely duration thereof, and shall promptly notify the other party upon the cessation of such circumstance.

          ARTICLE XII

          UNDEVELOPED TERRITORY

               12.1 If this License Agreement has been in force for at least four years and either Party has not derived revenue from commercial activity originating in any country in the Territory or the Reserved Territory, then the other Party may approach the Party whose territory includes such country regarding establishing a 50-50 joint venture to develop such territory and the parties shall proceed in good faith to reach and agreement with respect thereto.

          ARTICLE XIII

          RESTRICTIVE COVENANTS

          13.1 (a) The Licensor covenants with the Licensee that it shall not (whether directly or indirectly) and shall ensure that each Affiliate of the Licensor from time to time shall not from and including the date of this License Agreement and at any time during the continuance of this License Agreement and for a period of two years from the date of termination of this License Agreement (“the Relevant Date”):

          13.1(a).1 compete, directly or indirectly, with the business carried on by the Licensee from time to time in the Territory;

          13.1(a).2 solicit or endeavour to entice away from or discourage from dealing with the Licensee any person who was at any time during the period of one year preceding the Relevant Date a manufacturer for or supplier, customer or client of the Licensee;

          13.1(a).3 supply or provide or develop or procure the development of any goods or services which are directly or indirectly competitive with or of the type supplied by the business to any person who was at any time during the period of one year preceding the Relevant Date a customer or client of the Licensee to whom the Licensee had during that period supplied or provided goods or services in the ordinary course of its business;

          13.1(a).4 solicit or endeavour to entice away from or discourage from being employed by the Licensee any individual who was at the Relevant Date an officer or employee of the Licensee;

          13.1(a).5 develop, or procure the development of any product which is the same as, or similar to, or directly or indirectly in competition with the Products; or

          13.1(a).6 will not be concerned or interested either directly or indirectly in the production, development, importation, sale, licensing or advertisement of any software (including but not limited to any modification or enhancement of the Products) which is so like or similar to the Products as to be capable of restricting, competing or otherwise interfering with or which might otherwise restrict, reduce or interfere with the market for the Products or which is intended to fulfill or be capable of fulfilling the same or similar function or purpose as the Products.

          13.1 (b) The Licensee covenants with the Licensor that it shall not (whether directly or indirectly) and shall ensure that each Affiliate of the Licensee from time to time shall not from and including the date of this License Agreement and at any time during the continuance of this License Agreement and for a period of two years from the date of termination of this License Agreement (“the Relevant Date”):

          13.1(b).1 compete, directly or indirectly, with the business carried on by the Licensor from time to time in the Reserved Territory;

          13.1(b).2 solicit or endeavour to entice away from or discourage from dealing with the Licensor any person who was at any time during the period of one year preceding the Relevant Date a manufacturer for or supplier, customer or client of the Licensor;

          13.1(b).3 supply or provide or develop or procure the development of any goods or services which are directly or indirectly competitive with or of the type supplied by the business to any person who was at any time during the period of one year preceding the Relevant Date a customer or client of the Licensor to whom the Licensor had during that period supplied or provided goods or services in the ordinary course of its business;

          13.1(b).4 solicit or endeavour to entice away from or discourage from being employed by the Licensee any individual who was at the Relevant Date an officer or employee of the Licensor;

          13.1(b).5 develop, or procure the development of any product which is the same as, or similar to, or directly or indirectly in competition with the Products; or

          13.1(b).6 will not be concerned or interested either directly or indirectly in the production, development, importation, sale, licensing or advertisement of any software (including but not limited to any modification or enhancement of the Products) which is so like or similar to the Products as to be capable of restricting, competing or otherwise interfering with or which might otherwise restrict, reduce or interfere with the market for the Products or which is intended to fulfill or be capable of fulfilling the same or similar function or purpose as the Products.

          13.2 Each of the sub-sections of this Section 13 shall be treated as a separate obligation and shall be severally enforceable as such. The parties consider the restrictions in this Section 13 to be reasonable, but if a court of competent jurisdiction finds any of them to be unenforceable the parties agree to accept any modification as to the area, extent or duration of the restriction concerned which the court sees fit to impose or which is reasonably necessary to render the restriction enforceable.

          13.3 Nothing in Section 13.1 shall prevent each of the parties from holding for investment purposes shares or other securities of a company traded on a recognized investment exchange do long as such interest does not exceed more than three per cent of the share capital of the company or the class of securities concerned.

          ARTICLE XIV

          ADDITIONAL PROVISIONS

          14.1 Arbitration.

          (a) All disputes arising between the Licensor and Licensee under this License Agreement shall be settled by arbitration conducted in accordance with the Rules of the American Arbitration Association in Austin, Texas. The Parties shall cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable.

          (b) Licensee and Licensor each irrevocably and unconditionally consents to the jurisdiction of any such proceeding and waives any objection that it may have to personal jurisdiction or the laying of venue of any such proceeding.

          14.2 Assignment. No rights hereunder may be assigned by either Party, directly or by merger or other operation of law, except assignment to an Affiliate, without the express written consent of the other Party, such consent not to be unreasonably withheld; provided, however, without such consent, either Party may assign this License Agreement in connection with the sale of all or substantially all of its assets or business or its merger or consolidation with another company. Any prohibited assignment of this License Agreement or the rights hereunder shall be null and void. No assignment shall relieve Licensee or Licensor of responsibility for the performance of any accrued obligations which they have prior to such assignment. This License Agreement shall inure to the benefit of permitted assigns.

          14.3 No Waiver. A waiver by either Party of a breach or violation of any provision of this License Agreement will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this License Agreement.

          14.4 Independent Contractor. Nothing herein shall be deemed to establish a relationship of principal and agent between the Licensor and Licensee, nor any of their agents or employees for any purpose whatsoever. This License Agreement shall not be construed as constituting the Licensor and Licensee as partners, or as creating any other form of legal association or arrangement which could impose liability upon one Party for the act of the other Party.

          14.5 Notices. Any notice under this License Agreement shall be sufficiently given if sent in writing by overnight courier, prepaid, first class, certified or registered mail, return receipt requested, addressed as follows:

If to the Licensor, to:

SECURECARE TECHNOLOGIES, INC.
1617 West 6th Street - Suite C
Austin, TX 78703
Attention: CFO

With a copy to:

Frank J. Hariton, Esq.
1065 Dobbs Ferry Road
White Plains, New York 10607

If to the Licensee, to:

NEWCO
Attention: Aleks Szymanski
c/o 2c The Courtyard
Main Cross Road
Great Yarmouth
Norfolk, NR30 3NZ

With a copy to:

Nathan Muskett
Birketts LLP, Kingfisher House, 1 Gilders Way, Norwich, Norfolk, NR3 1UB

or to such other addresses as may be designated from time to time by notice given in accordance with the terms of this Section.

          14.6 Severability. Any of the provisions of this License Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof or affecting the validity or unenforceability of any of the terms of this License Agreement in any other jurisdiction.

          14.7 Headings and Titles. Any headings and titles used in this License Agreement are for convenience or reference only and shall not affect its construction or interpretation.

          14.8 No Third Party Benefits. Nothing in this License Agreement, express or implied, is intended to confer on any person other than the Parties hereto or their permitted assigns, any benefits, rights or remedies.

          14.9 Governing Law. This License Agreement shall be construed, governed, interpreted and applied in accordance with the laws of England and the parties shall irrevocably submit to the exclusive jurisdiction of the English Courts.

          14.10 Counterparts. This License Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This License Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

          14.11 Entire Agreement. This License Agreement is the entire agreement between the parties regarding the subject matter herein, and supersedes all prior existing understandings between the Parties relating to the subject matter hereof. This License Agreement may not be modified except in writing signed by both Parties.

          14.12 Further Assurance. The Licensor shall (at its expense) promptly execute and deliver all such documents, and do all such things, as the Licensee may from time to time require for the purpose of giving full effect to the provisions of this License Agreement.

          IN WITNESS WHEREOF, the parties hereto have duly executed and entered into this License Agreement as a deed on the date first above written.

SIGNED as a DEED	)
By SecureCare Technologies Inc.	)
acting by director and secretary	)
/S/ Richard Corlin
Director

/S/ Neil Burley
Secretary
SIGNED as a DEED	)
By SecureCare Technologies, UK Limited	)
acting by Aleksander Roman Szymanski, a	)
director, in the presence of:	)
/S/ Aleksander Roman Szymanski

Witness Signature	/S/ David Vineyard

Witness Name	David Vineyard

Witness Address	1617 W. 6th Street, Suite C

Austin, Texas 78703

Witness Occupation	Chief Technology Officer, SecureCare Technologies, Inc.

SCHEDULE A

Specification of the Products

SecureCare provides secure document exchange and workflow technology - including hardware, software including any databases, web services (standard and all custom versions) and any other components and plug-ins.

The SecureCare’s technology is currently deployed as Software-as-a-Service (SaaS) under the name Sfax. Sfax allows end-users to digitally sign business agreements, contracts, and other business documents and easily exchange them with other parties (primarily through fax) using secure internet technology that provides verification of sender authenticity, an audit trail and document integrity.

Sfax removes the entire manual faxing process. Users no longer need to complete the laborious process of printing, signing and re-faxing or scanning into an application with a complete audit trail.

Unlike competitors like eFax and MyFax, Sfax is not an email-to-fax or fax-to-email service whereby faxes are delivered as an email attachment. This approach contravenes HIPAA (Health Insurance Portability and Accountability Act) regulations with the US healthcare industry. Sfax provides the highest levels of security by using Transport Layer Security (TLS) which is Secure Socket Layer (SSL) encryption. The Sfax approach meets the ever increasing regulations regarding data privacy and audit and disclosure demands like Sarbanes Oxley.

Sfax technology is currently used in four guises:

•

Sfax Driver. The patent pending Sfax Driver enables users to securely send faxes and add a digital signature from any application. The provisional patent application was filed on 28 May 09 and has an assigned application no. 61/182,035. Whilst there are other fax printer drivers, Sfax Driver is revolutionary as it provides true digital signature functionality and HIPAA compliant secure faxing from any desktop application.

•	Sfax Desktop. Sfax Desktop has been developed for high volume uses who can send and receive faxes, and add a digital signature using their existing Sfax account from their desktop.

•	Sfax Online. Sfax Online is the original web-based product which enables users to securely send and receive faxes using a standard web browser.

•

Sfax Enterprise. Sfax has been or is in the process of being integrated with existing software applications. It uses a set of standard Sfax web services but can be extended to handle special data elements like dynamic creation of forms and reading of barcode data to facilitate workflow processes.

Sfax technology will continue to evolve on a daily basis to meet client needs and market opportunity. This will include specific product names and new solutions developed under new names. In some cases, Sfax is being provided to partners as a white label solution who brand Sfax as their own.

All Sfax products provide true digital signature capability that enables the security that users demand and auditability that regulations require. Each digitally signed document has a unique reference which is created ‘on the fly’ and stored in SecureCare’s Digital Vault. This approach enables a regulatory authority to ask in say 3 years time, what date/time when was this document sent, who signed it, who sent it and to whom – and for these details to be easily provided by SecureCare.

In addition to Sfax, SecureCare has a niche portal product called SecureCare.net. This is currently being used by a handful of healthcare providers who can manage workflow of documents within multi-agency, multi-location environment. The development of SecureCare.net has been put on hold in the last 12 months with the focus on Sfax. However, SecureCare is now re-invigorating SecureCare.net and, with further development, this solution could be sold outside the US and into other industries. This license agreement includes SecureCare.net.

Listed below are the specific technology and software components which NewCo will be licensed and have immediate access to:

SecureCare.net

•	Database

•	Application

•	Documentation

•	3rd party components

•	Itemized list of accounts (customers) that would have access to code

Sfax
•	Infrastructure

	o	Database

	o	Topology

	o	Documentation

	o	Web Portal

	o	Fax Server Core product

	o	Services that are installed on server (ie. Render agent, brooktrout agent, etc…)

	o	3rd party components

	o	Itemized list of accounts(customers) that would have access to code

•	Applications (Internal and provided to select clients)

	o	Printer driver

	o	Web application

	o	Desktop application

	o	Reporting Services with custom invoicing and usage reports

•	Integrations

	o	Current

	o	Development

	o	Access levels

	o	3rd party components

	o	Itemized list of accounts(customers) that would have access to code

•	Internal Documentation

	o	Current Partner Contracts

	o	Development Service Level Agreements

	o	Software Requirements Document template (SRD)